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                               EXHIBIT 99(A)(II)
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[LOGO OF JEFFERSON SAVINGS APPEARS HERE]

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FOR IMMEDIATE RELEASE                                  FOR MORE INFORMATION
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                                                       Paul J. Milano
                                                       Chief Financial Officer
                                                       (314) 227-3000

NASDAQ Symbol: JSBA
In newspaper stock tables generally JeffSvg


                   JEFFERSON SAVINGS BANCORP, INC. COMPLETES
                     ACQUISITION OF L & B FINANCIAL, INC.
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ST LOUIS, March 3, 1997 -- David V. McCay, Chairman of Jefferson Savings
Bancorp, Inc. ("Jefferson") announced the completion of Jefferson's acquisition of L&B Financial, Inc., Sulphur Springs, Texas ("L&B Financial"), and L&B Financial's wholly owned subsidiary, Loan & Building State Savings Bank ("Loan & Building"). This represents Jefferson's fifth acquisition in northeast Texas during the past two years. The operations of the acquired institution will be merged with Jefferson's existing Texas thrift, First Federal Savings Bank of North Texas.

McCay said, "L&B Financial shares Jefferson's commitment to provide excellent personal service in the community which they serve. We believe that the combined operations will generate more products and services to their core customer base. We view Jefferson's further expansion in Northeast Texas as an opportunity to leverage our capital base and create more value for our shareholder."

Total consideration paid in connection with the purchase of L&B Financial was an aggregate of approximately $15.3 million in cash and 549,000 shares of Jefferson's common stock.

As a result of its completed acquisition of L&B Financial, Jefferson is a $1.3 billion holding company with two thrift institution subsidiaries: Jefferson Savings and Loan Association, F.A. with approximately $700 million in assets and 10 offices in Missouri, and First Federal Savings Bank of North Texas with $600 million in assets and 22 offices throughout northeast Texas.

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